UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 6, 2008

Angiotech Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Columbia	000-30334	98-0226269
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1618 Station Street

Vancouver, BC, Canada V6A 1B6

(Address of principal executive offices)

(604) 221-7676

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 7, 2008, Angiotech Pharmaceuticals, Inc. (“Angiotech”) announced that its Board of Directors has authorized a transaction to create a new subsidiary, Angiotech Pharmaceutical Interventions, Inc. (“API”). Angiotech will contribute to API certain business assets and intellectual property, which include primarily business assets of Angiotech other than the intellectual property and royalty revenue related to the TAXUS® coronary stent system. API has also entered into a Note Purchase Agreement, dated July 6, 2008 (the “Note Purchase Agreement”), with Ares Management and New Leaf Venture Partners (together, the “Investors”), under which the Investors will purchase between $200 and $300 million, such amount determined at Angiotech’s option, of convertible notes issued by API that will be convertible into a significant minority equity interest in API. The convertible notes issued by API will be guaranteed by Angiotech and its subsidiary guarantors, as described in the Note Purchase Agreement. Additionally, API will remain as a guarantor of Angiotech’s obligations under certain of its existing indebtedness. The net proceeds from the issuance of the convertible notes will be used to reduce Angiotech’s existing debt, pursuant to tender offers announced and commenced concurrent with the announcement of the Note Purchase Agreement.

API, Angiotech, and the Investors have made certain customary representations and warranties in the Note Purchase Agreement to each other, and Angiotech has agreed to undertake certain actions specified in the Note Purchase Agreement between signing and closing. Additionally, prior to closing, Angiotech and API have agreed to operate the business in the ordinary course consistent with past practice and not to take certain actions specified in the Note Purchase Agreement.

In connection with closing the proposed transaction, we anticipate that API will adopt an equity incentive plan (“API Plan”) pursuant to which certain of the Company’s employees will receive grants upon the closing of the transaction,. In particular, we anticipate that each of the Company’s named executive officers will be granted a stock appreciation right (“SAR”) award under the API Plan in the following amounts: Dr. Hunter – 937,500; Mr. Bailey – 390,625; Dr. Avelar – 281,250; and Mr. McMasters – 281,250.

Such initial SAR awards are anticipated to be granted at a base price of $20 per SAR and in the case of the named executive officers will vest in equal annual installments on the 1st, 2nd, 3rd, 4th, and 5th anniversaries of the date of grant; provided, however, that 33% of the award will be subject to additional vesting requirements and will only vest (assuming such award has met its time based vesting) upon the first to occur of (A) the consummation of a Performance Transaction; or (B) if, following an initial public offering of API that is not a Qualified IPO, the closing price per share of API common stock is equal to or greater than $35.00 for twenty (20) consecutive trading days. Notwithstanding the five year vesting provided for above, if (A) or (B) occurs, the five year vesting schedule described above will be changed to a four year vesting schedule, which will be retroactively effective as of the date of grant. A “Performance Transaction” means (i) a public offering of API common stock in which the gross proceeds are at least $100 million at a price per share of at least $35.00 (a “Qualified IPO”); (ii) a sale where the Investors receive at least $35.00 per share; or (iii) a series of transactions in which (1) all of the shares of API common stock owned by the Company are distributed to the shareholders of the Company, (2) API has a class of securities registered in the United States under Section 12 of the Exchange Act, (3) API common stock is listed in the United States on the New York Stock Exchange or the Nasdaq Global or Global Select Market and (4) the closing price per share of API common stock is equal to or greater than $35.00 for twenty (20) consecutive trading days.

SAR awards granted to participants in the API Plan who are below Vice President-level on the date of grant are anticipated to vest in equal annual installments on the 1st, 2nd, 3rd and 4th anniversaries of the date of grant, regardless of a Qualified IPO.

To the extent vested, SAR awards under the API Plan are only anticipated to be exercisable upon the occurrence of an Exercisability Event. An “Exercisability Event” means the first to occur of (A) the termination of the guarantees provided by API or any of its Subsidiaries with respect to the Company’s outstanding indentures and (B) any transaction or series of transactions (whether or not related) that results, directly or indirectly, in the sale, transfer or other disposition of (i) at least 80% of the Voting Securities (including, without limitation the Convertible Notes) held by the Investors as of the closing date and with respect to which the Investors receive cash for 100% of their proportionate share of the proceeds received in connection with such sale, transfer or other disposition; or (ii) the sale of at least 80% of the assets of API, in which the Investors receive distributions of cash for 100% of their proportionate share of the proceeds received in connection with such sale.

The maximum term of awards granted under the API Plan is ten years from the date of grant and the term of the API Plan is ten years from the closing of the proposed transaction.

In conjunction with the transaction awards, described above, the participants (including each of the company’s named executive officers) will be required to acknowledge and agree that, as of the closing of the proposed transaction, their respective employment agreements will be assigned as follows: (i) existing employment agreements with the Company will be amended and restated and assigned to API Canada Holdings, Inc. and (ii) existing employment agreements with Angiotech Pharmaceuticals (US), Inc. will be assigned to a U.S. subsidiary of API. In addition, each participant agrees that, following the closing of the proposed transaction, for the purposes of the employment agreement, references to a “change of control” of the Company will be deemed to mean a change of control of API . However, each participant will be required to acknowledge that none of the proposed transaction, the events contemplated under the proposed transaction agreements, or a future initial public offering of the stock of API will constitute a “change of control” under the executive’s employment agreement.

The transaction is subject to approval of Angiotech’s shareholders and other customary closing conditions, including, without limitation, the consummation of the tender offers.

The Note Purchase Agreement contains certain termination rights for each of API, Angiotech and the Investors and provides that, upon termination of the Note Purchase Agreement under specified circumstances described in the Note Purchase Agreement, Angiotech would be required to pay to Investors (i) in the event of termination that is not the result of a breach by the Investors of their obligations under the Note Purchase Agreement, a non-refundable termination fee of $3.0 million, plus up to $3.0 million of expenses recoverable under the Note Purchase Agreement, and (ii) in the event that Angiotech enters into an Alternate Transaction (as defined in the Note Purchase Agreement) within 12 months of any termination, a non-refundable termination fee of $10.0 million, plus up to $4.0 million of expenses recoverable under the Note Purchase Agreement and less any amounts paid under clause (i) above.

For information regarding the terms of the proposed transaction, reference is made to the press release dated July 7, 2008 and which is incorporated herein by reference (see Exhibit 99.1) and the Note Purchase Agreement, which is attached as Exhibit 10.1. This summary is qualified in its entirety by reference to such Exhibit 10.1.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 6, 2008, the Board of Directors of Angiotech adopted a transaction award and retention program (the “Program”) in connection with the proposed transaction described above. The objective of the Program is to provide executive officers and other key employees of the Company with an incentive to complete the proposed transaction and to retain those officers and employees through the closing of the proposed transaction and for a transition period thereafter.

Transaction Award and Retention Program

Under the Program, if the proposed transaction closes on or before December 31, 2008, each of the participants in the program will be eligible to receive a cash award from the Company (but not from API or any of its subsidiaries) on the later of (a) the payment or satisfaction of all amounts owing under the Company’s currently outstanding indentures (generally without any amounts being paid by API or any of its subsidiaries) and (b) the 18-month anniversary of the closing of the proposed transaction. A participant who resigns without good reason or whose employment is terminated for cause will forfeit the award. The Company’s named executive officers are eligible to receive the following awards under the Program: Dr. Hunter, $2,250,000; Mr. Bailey, $1,750,000; Dr. Avelar, $750,000; and Mr. McMasters, $750,000.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Note Purchase Agreement, dated as of July 6, 2008, among Angiotech Pharmaceutical Interventions, Inc., Ares Corporate Opportunities Fund III, L.P., New Leaf Ventures I, L.P. New Leaf Ventures II, L.P., and, solely with respect to Article II, III, IV and V, Angiotech Pharmaceuticals, Inc., and the Subsidiary Guarantors party thereto, including selected exhibits to such Note Purchase Agreement.

99.1	Press Release issued July 7, 2008, contained in Angiotech Pharmaceuticals, Inc.’s Schedule 14A filing made July 7, 2008 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Angiotech Pharmaceuticals, Inc.
(Registrant)

Date: July 10, 2008	By:	/s/ K. Thomas Bailey
K. Thomas Bailey
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Note Purchase Agreement, dated as of July 6, 2008, among Angiotech Pharmaceutical Interventions, Inc., Ares Corporate Opportunities Fund III, L.P., New Leaf Ventures I, L.P. New Leaf Ventures II, L.P., and, solely with respect to Article II, III, IV and V, Angiotech Pharmaceuticals, Inc., and the Subsidiary Guarantors party thereto, including selected exhibits to such Note Purchase Agreement.

99.1	Press Release issued July 7, 2008, contained in Angiotech Pharmaceuticals, Inc.’s Schedule 14A filing made July 7, 2008 and incorporated herein by reference.